AGREEMENT AND PLAN OF MERGER

by and among

NT ACQUISITION, INC.,

NT MERGER SUB, INC.,

and

NETSMART TECHNOLOGIES, INC.

Dated as of November 18, 2006

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(continued)

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(continued)

-iii-

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2006 by and among NT Acquisition, Inc. (“Parent”), a Delaware corporation, NT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and Netsmart Technologies, Inc. (the “Company”), a Delaware corporation.

Recitals

WHEREAS, the respective Boards of Directors of the Company (acting on unanimous recommendation of the Special Committee), Parent and Merger Sub have approved this Agreement and the respective Boards of Directors of the Company and Merger Sub are of the opinion that the transactions described herein are advisable and in the best interests of the Parties and their respective stockholders;

WHEREAS, this Agreement provides for the business combination between Parent and the Company pursuant to the merger of Merger Sub with and into the Company, with the Company as the surviving entity;

WHEREAS, subject to the terms hereof, at the effective time of such Merger (as hereinafter defined), the outstanding shares of the capital stock of the Company shall be converted into the right to receive a cash payment;

WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of the Company, the expiration of the required waiting period under the HSR Act, if applicable, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain Persons listed on Annex A hereto (together, the “Voting Agreement Persons”) are entering into a voting agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, the Voting Agreement Persons have agreed, subject to the terms thereof, to vote their shares of Company Common Stock in favor this Agreement and the transactions contemplated hereby;

WHEREAS, on the date hereof, the parent company of Parent (“HoldCo”), Parent and certain member’s of the Company’s management (together, the “Current Rollover Persons”) are entering into agreements pursuant to which the Current Rollover Persons will, immediately prior to the Effective Time, exchange certain shares of Company Common Stock or certain Company Options held by the Current Rollover Persons in exchange for common stock, options to purchase shares of common stock or other equity interests of Holdco (the “Rollover Contribution”);

WHEREAS, on the date hereof, simultaneously with the execution of this Agreement, Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P. and Insight Venture Partners V (Employee-Co-Investors), L.P. (collectively the “Insight Entities”) and Bessemer Venture Partners VI L.P., Bessemer Venture Partners VI Institutional L.P., and Bessemer Venture Partners Co-Investment L.P. (collectively the “Bessemer Entities”) have delivered an executed letter agreement to the Company pursuant to which, and subject to the terms and conditions thereof, the Insight Entities and the Bessemer Entities have agreed, either directly or indirectly, to provide equity financing (the “Equity Financing”) in connection with the transactions provided for herein to Parent in accordance with the terms of such letter agreements.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE I

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”) with the effect provided for therein. The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Sub and Parent and by Parent, as the sole stockholder of Merger Sub.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time (as defined below) occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the certificate of merger (the “Certificate of Merger”), prepared and executed in accordance with the relevant provisions of the DGCL, reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the “Effective Time”), which Certificate of Merger shall be filed by the Company as soon as practicable after the Closing of the Merger on the Closing Date. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur no later than forty-eight hours following the satisfaction of the conditions set forth in Article IX of the Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing).

ARTICLE II

TERMS OF MERGER

2.1	Certificate of Incorporation.

At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

2.2	Bylaws.

The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

2.3	Directors and Officers.

The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF PARENT, THE COMPANY AND MERGER SUB

3.1	Conversion of Shares.

Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)  Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(c)  Each share of Company Common Stock (including shares of restricted Company Common Stock, but excluding treasury shares and shares held by any Company Entity or any Parent Entity and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a cash payment (without interest) in the amount of $16.50 (the “Merger Consideration”) payable to the holder thereof, less any applicable withholding of taxes, in the manner provided in Article IV.

3.2	Shares Held by the Company Entities or Parent Entities.

Each share of Company Common Stock (including treasury shares) held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3	Dissenting Stockholders.

Any holder of shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing and who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL (the “Dissenting Shares”) shall not be entitled to receive the Merger Consideration but shall be entitled only to such rights as provided by Section 262 of the DGCL, if any. No payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made; provided, that, at the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except as set forth in this Section 3.3 or as otherwise provided in the DGCL. In the event that after the Effective Time a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, such dissenting stockholder’s right to appraisal of and payment for such dissenting stockholder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Company Common Stock held by such holder. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

3.4	Stock Options; Warrants.

(a)  Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each option, stock appreciation right, or other Equity Right to purchase shares of Company Common Stock (“Company Options”) granted by the Company under the Company Stock Plans and outstanding at the Effective Time and each warrant to purchase shares of Company Common Stock (the “Company Warrants”) outstanding at the Effective Time, shall become fully vested and shall be exercisable immediately prior to the Effective Time. Except as set forth in Section 3.6, Holders of the Company Options and/or Company Warrants shall be given the opportunity to exercise their Company Options and Company Warrants, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Option or Company Warrant pursuant to Section 3.1(c).

(b)  At the Effective Time, each Company Option which is not exercised in accordance with Section 3.4(a) or Section 3.6 or treated as a Rollover Option shall be canceled and shall no longer represent the right to purchase shares of Company Common Stock, and each holder of such Company Option shall cease to have any rights with respect to such Company Option except for the right to receive, upon delivery of an option surrender agreement in a form that is customary for transactions of this type (the “Option Surrender Agreement”) in accordance with Article IV, a cash payment (without interest) by the Surviving Corporation for each share of Company Common Stock subject to such Company Option equal to the amount, if any, by which the Merger Consideration exceeds the per share purchase price of Company Common Stock subject to such Company Option (the “Option Settlement Payment”). Each Company Option that, immediately prior to the Effective Time, has an exercise price greater than or equal to the Merger Consideration will be automatically canceled without compensation at the Effective Time. At the Effective Time, the Rollover Options, if any, shall be terminated and cancelled. and in exchange for such termination and cancellation, such Rollover Optionholders shall be entitled to those rights set forth in the Rollover Agreements.

(c)  At the Effective Time, each Company Warrant which is not exercised in accordance with Section 3.4(a) shall be canceled and shall no longer represent the right to purchase shares of Company Common Stock, and each holder of such Company Warrant shall cease to have any rights with respect to such Company Warrant except for the right to receive, upon delivery of a warrant surrender agreement in a form that is customary for transactions of this type (the “Warrant Surrender Agreement”) in accordance with Article IV, a cash payment (without interest) by the Surviving Corporation for each share of Company Common Stock subject to such Company Warrant equal to the amount, if any, by which the Merger Consideration exceeds $11.00 (the “Warrant Settlement Payment”), and the Company shall take all action to provide that such treatment of the Warrants occurs or is permitted to occur as set forth herein as of or prior to Closing. As soon as practicable following the date of this Agreement, the Company shall obtain such consents as are necessary under the Company Warrants to amend such Company Warrants in order to provide for the cancellation of such Company Warrants at the Effective Time in exchange for the Warrant Settlement Payment.

(d)  Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 1993 Long-Term Incentive Plan; 1998 Long-Term Incentive Plan; 1999 Long-Term Incentive Plan; and 2001 Long-Term Incentive Plan to (a) (i) amend the definition of “Change In Control Price” so that it shall be no greater than the Merger Consideration price per share or (ii) provide that the cash out provisions and definition of “Change In Control Price” are not applicable to the transactions contemplated hereby and simultaneously provide for the termination of the foregoing Long-Term Incentive Plans, the acceleration of vesting of the Company Options and the cancellation of the Company Options as set forth in Section 3.4(b), and (b) to delete all references to, and provisions providing payments in connection with, any “Potential Change In Control.”

(e)  The Company shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Company Options or Company Warrants, as the case may be, who receive amounts hereunder, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any applicable provision of state, local or foreign Tax law.

3.5	Impact of Stock Splits, etc.

In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options and Company Warrants), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock (or Option Settlement Payment to be paid for any Company Stock Option or Warrant Settlement Payment to be paid for any Company Warrant, as the case may be) as provided in this Agreement shall be equitably adjusted to effect such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, the Option Settlement Payment or the Warrant Settlement Payment, as the case may be, subject to further adjustment in accordance with this Section 3.5.

3.6	Stock Purchase Plan.

Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”), including necessary amendments to the ESPP, to (a) terminate the ESPP on or before the Effective Time in accordance with its terms, (b) provide that the Offering Termination Date for the Offering Period (as such terms are defined in the ESPP) that is in effect as of the date of the Effective Time shall occur on or before the last trading day prior to the Effective Time, (c) provide that all Company Options issued and outstanding under the ESPP on such Offering Termination Date will be automatically exercised on such Offering Termination Date, and (d) provide that the shares of Company Common Stock issued pursuant to the exercise of such Company Options shall be treated in the manner described in Section 3.1(c).

3.7	Waiver and Termination of Certain Agreements.

The Parties agree that, effective as of the Closing, each of the documents listed on Section 3.7 of the Company Disclosure Schedule shall be automatically terminated by the Company without any further action by the parties thereto or any further liability of the Company thereunder.

ARTICLE IV

PAYMENT FOR SHARES

4.1	Procedures.

(a)  Prior to the Effective Time, the Company and Parent shall enter into an agreement with the Company’s transfer agent or another paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), and Parent will deposit or cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Company Common Stock, Company Options and/or Company Warrants cash in an aggregate amount equal to the sum of (i) the product of the Merger Consideration and the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration (provided, however, that the portion of the aggregate Merger Consideration allocable to the Dissenting Shares shall not be required to be deposited with the Paying Agent), plus (ii) the aggregate Option Settlement Payments plus (iii) the aggregate Warrant Settlement Payments (collectively, the “Payment Fund”). The Paying Agent shall invest the Payment Fund in the manner specified by Parent, and interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. No such investment or loss thereon shall affect the amounts payable to the Company’s stockholders hereunder. All costs and expenses related to the Paying Agent, the Payment Fund, the agreement with the Paying Agent and the investments made by the Paying Agent shall be paid one-half by the Company and one-half by Parent (or, if after the Effective Time, the Surviving Corporation).

(i)  Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each holder of record of (A) a certificate or certificates which represented shares of Company Common Stock (other than treasury shares or shares held by any Company Entity or Parent Entity) immediately prior to the Effective Time (collectively, the “Certificates”) or (B) shares of Company Common Stock represented immediately prior to the Effective Time by book-entry (“Book-Entry Shares”), appropriate transmittal materials and instructions (collectively, the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal). The Certificates of Company Common Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (z) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(ii)  Promptly after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to deliver (A) to each holder of Company Options (other than Company Options issued and outstanding under the ESPP), an Option Surrender Agreement, instructions for effecting the surrender of such Company Options in exchange for the Option Settlement Payment and (B) to each holder of Company Warrants, a Warrant Surrender Agreement, instructions for effecting the surrender of such Company Warrants in exchange for the Warrant Settlement Payment.

The Paying Agent may establish such other reasonable and customary rules and procedures to effect an orderly exchange. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the consideration provided in Article III.

(b)  After the Effective Time:

(i)  Each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory appraisal rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender their Certificate(s) or Book-Entry Shares (in accordance with the terms of the Letter of Transmittal) to the Paying Agent and shall promptly upon surrender thereof, together with a properly completed Letter of Transmittal, receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Book-Entry Share. The Paying Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificates (or the documents required by Section 4.1(a) for a lost, stolen, mislaid or destroyed Certificate) or Book-Entry Shares (in accordance with the terms of the Letter of Transmittal) for exchange as provided in this Section 4.1.

(ii)  Upon surrender of a Company Option (other than Company Options issued and outstanding under the ESPP) for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Paying Agent, the holder of such Company Option shall be entitled to receive in exchange therefor the Option Settlement Payment, and the Company Option so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 4.1, each Company Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Settlement Payment as contemplated by this Article IV.

(iii)  Upon surrender of a Company Warrant for cancellation to the Paying Agent, together with the Warrant Surrender Agreement, duly executed, and any other documents reasonably required by the Paying Agent, the holder of the Company Warrant shall be entitled to receive in exchange therefor the Warrant Settlement Payment, and the Company Warrant so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 4.1, each Company Warrant shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Warrant Settlement Payment as contemplated by this Article IV.

(c)  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Company Common Stock, Company Options or Company Warrants, as the case may be, pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any applicable provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options or Company Warrants, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(d)  Any portion of the Payment Fund (including any interest thereon) made available to the Paying Agent pursuant to Section 4.1(a) that remains unclaimed by the holders of shares of Company Common Stock, Company Options or Company Warrants, as the case may be, six months after the Effective Time shall be returned to Parent by the Paying Agent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration, Company Options for the Option Settlement Payment or Company Warrants for the Warrant Settlement Payment, as the case may be, in accordance with this Section 4.1 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration (without any interest thereon) upon due surrender of their Certificates (or affidavits of loss in lieu thereof) in respect of such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, the Option Settlement Payment (without any interest thereon) upon delivery to Parent of the Option Surrender Agreement, duly executed, in respect of such Company Options or the Warrant Settlement Payment (without interest thereon) upon delivery to Parent of the Warrant Settlement Payment, in respect of the such Company Warrants, as the case may be. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to a holder of Company Common Stock, Company Options or Company Warrants for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any holder of shares of Company Common Stock, Company Options or Company Warrants two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to, or become property of any federal, state of local government authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

4.2	Rights of Former Company Equity Holders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory appraisal rights have been perfected as provided in Section 3.3) and each Book-Entry Share shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1	Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement, and each such copy accurately reflects in all respects all amendments thereto.

5.2	Authority; No Breach By Agreement.

(a)  The Company has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and each other certificate or agreement entered into in connection with the Merger (collectively, the “Transaction Documents”), and the other transactions contemplated hereby, and with respect to the Merger, upon the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for the approval and adoption of this Agreement and consummation of the Merger by the Company. Subject to the Company Stockholder Approval, this Agreement and the other Transaction Documents represent a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b)  Neither the execution and delivery of this Agreement and the other Transaction Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws (or other organizational documents) of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2(b) of the Company Disclosure Schedules, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity (with or without notice or lapse of time, or both) under, any Contract or Permit of any Company Entity, except where such Default or Lien, or any failure to obtain such Consent, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets.

(c)  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of Nasdaq, and other than Consents required under the HSR Act and any other applicable foreign pre-merger notification or competition laws, rules or regulations set forth in Section 5.2(c) of the Company Disclosure Schedules, and other than Consents, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notice to, filing with, or Consent of, any governmental body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement and the other Transaction Documents.

5.3	Capital Stock.

(a)  The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 6,548,037 shares are issued and outstanding as of the date of this Agreement, including -0- shares of restricted stock issued under the Company Stock Plans, and not more than 7,593,763 (including as a result of exercise of Company Options and/or Company Warrants) shares will be issued and outstanding at the Effective Time, and (ii) 3,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past stockholders of the Company. As of the date of this Agreement, (i) 914,547 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 914,547 shares of Company Common Stock are subject to issuance upon exercise of outstanding Company Options (excluding Company Options issued and outstanding under the ESPP) and (ii) 131,179 shares of Company Common Stock were reserved for issuance in respect of the Company Warrants.

(b)  Except as disclosed in Section 5.3(b) of the Company Disclosure Schedules, there are no shares of capital stock, other equity securities or voting securities (including voting debt securities) of the Company outstanding and no outstanding Equity Rights (including, for the avoidance of doubt, stock appreciation rights) relating to the capital stock of the Company. Except as specifically contemplated by this Agreement or set forth in Section 5.3(b) of the Company Disclosure Schedules, there is no Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the registration, purchase, subscription or issuance of any securities of the Company. There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of capital stock (or other equity interests) of the Company. To the Knowledge of the Company, no Company stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement.

5.4	Company Subsidiaries.

The Company has disclosed in Section 5.4 of the Company Disclosure Schedules each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Company Disclosure Schedules, the Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary free and clear of any Lien. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity or voting interests of, or any interest convertible into or exchangeable for such capital stock or such equity or voting interests of, any Person. Except as set forth in Section 5.4 of the Company Disclosure Schedules, all of the shares of capital stock (or other equity interests) of each Company Subsidiary that is a corporation held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted, except where the failure of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the organizational documents of each of the Company’s material Subsidiaries as in effect as of the date of this Agreement, and each such copy accurately reflects in all respects all amendments thereto.

5.5	SEC Filings; Financial Statements.

(a)  The Company has timely filed or furnished all SEC Documents required to be filed or furnished by the Company since December 31, 2003 (the “Company SEC Reports”). The Company SEC Reports as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or at any time since December 31, 2003 has been, required to file any SEC Documents.

(b)  Each of the Company Financial Statements contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will at the time filed comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of and at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)  The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except as otherwise disclosed in any Company SEC Report, to the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2003.

(d)  The Company and the Company Subsidiaries are in compliance with all provisions of the Sarbanes-Oxley Act which are applicable to it as of the date of this Agreement. The Company and the Company Subsidiaries will be in compliance with all provisions of the Sarbanes-Oxley Act which are applicable to it as of the Closing Date. Except as disclosed on Section 5.5(d) of the Company Disclosure Schedules or otherwise in any Company SEC Report, the Company and the Company Subsidiaries have established and maintain an effective system of internal control over financial reporting (as such term is defined in the Exchange Act ). Except as disclosed on Section 5.5(d) of the Company Disclosure Schedule or otherwise in any Company SEC Report, the Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (as defined in and required by the Exchange Act). The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in the applicable Company SEC Reports their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by such Company SEC Reports based on such evaluation.

5.6	Absence of Undisclosed Liabilities.

Except as set forth in Section 5.6 of the Company Disclosure Schedules or as and to the extent set forth on the consolidated balance sheet of the Company contained in the last quarterly report on Form 10-Q filed by the Company prior to the date of this Agreement, or reflected in the notes thereto, no Company Entity has any material Liabilities and, since the Company Balance Sheet Date, no Company Entity has incurred or paid any Liability, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7	Absence of Certain Changes or Events.

Since December 31, 2005 (the “Company Balance Sheet Date”), except as disclosed in Section 5.7 of the Company Disclosure Schedules or in any Company SEC Reports, (i) there have been no events, changes, effects, developments or occurrences which have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company Entities have conducted their business only in the ordinary course of business consistent with past practice, and (iii) there has not been any action taken by any of the Company Entities through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 7.2 (a), (e), (i), (j), (k), (l) or (o).

5.8	Tax Matters.

(a)  All Company Entities have timely filed (taking into account any extension of time within which to file) with the appropriate Tax authorities all Federal income Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns were required to be filed by them, and such Tax Returns were correct and complete in all material respects. All Taxes of the Company Entities that have become due and payable have been paid (other than Taxes for which proper accruals pursuant to GAAP have been established in the Company Financial Statements). There are no Liens for any Taxes (other than a Permitted Lien or Liens for current real property or ad valorem Taxes not yet due and payable or Liens for Taxes contested in good faith) on any of the Assets of any of the Company Entities.

(b)  Except as disclosed in Section 5.8(b) of the Company Disclosure Schedules, none of the Company Entities has received any notice of a material assessment or a proposed assessment in connection with any Taxes, and there are no pending material disputes, claims, audits, actions, suits, proceedings or examinations regarding any Taxes of any Company Entity or the Assets of any Company Entity nor, to the Knowledge of the Company, have any been threatened in writing. None of the Company Entities has waived any statute of limitations or agreed to any extension of time in respect of any Taxes or agreed to a Tax assessment or deficiency which is currently outstanding.

(c)  Each Company Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate Tax authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and Taxes required to be withheld and paid pursuant to the Internal Revenue Code or similar provisions under state, local or foreign Law.

(d)  Except as disclosed in Section 5.8(d) of the Company Disclosure Schedules, none of the Company Entities is a party to any Tax allocation agreement, Tax sharing agreement or any similar agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has or will have any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by contract or otherwise.

(e)  During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a tax-free reorganization for Federal income tax purposes have been made, and continue to be, in compliance with all applicable Tax Laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

(f)  None of the Company Entities has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii).

(g)  The Company Entities have delivered to Parent correct and complete copies of (i) all Tax Returns filed by or on behalf of the Company Entities for all completed Tax years of the Company Entity that remain open for audit or review by the relevant Taxing authority and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, tax opinions, and similar documents or communication sent or received by the Company Entities relating to Taxes.

(h)  Except as set forth in Section 5.8(h) of the Company Disclosure Schedule, no Tax asset or attribute of the Company is currently subject to a limitation in Section 382 or Section 383 of the Internal Revenue Code or similar provision of state, local or foreign Law.

5.9	Assets.

(a)  Except as disclosed in Section 5.9 of the Company Disclosure Schedules, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except (i) for any Permitted Liens, or (ii) for Assets that have been sold or disposed of in the ordinary course of business. All Assets used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices, except where failure to be in such condition would not reasonably be expected to have a Company Material Adverse Effect.

(b)  All Assets which are material to the Company’s business on a consolidated basis and are held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(c)  The Assets of the Company Entities include all Assets required to operate the business of the Company Entities in all material respects as presently conducted.

5.10	Real Property; Leased Real Property.

(a)  The Company has no Real Property.

(b)  Section 5.10(b) of the Company Disclosure Schedules contains a true and correct list of each parcel of Leased Real Property. The Company or one of its Subsidiaries is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing Default by the Company or one of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Leases. Except as described in Section 5.10(b) of the Company Disclosure Schedules, the Company’s and its Subsidiaries’ leasehold interest in the Real Property Leases is valid and enforceable, free and clear of any Liens except Permitted Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by the Company other than the lessor thereof or any mortgagees of such lessors. A true, correct and complete copy of each Real Property Lease has been made available to Parent prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not exist any pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect of the Leased Real Property.

5.11	Intellectual Property.

(a)  Company IP.

(i)  Section 5.11(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all material United States and non-United States applications and registrations for Intellectual Property owned by the Company or its Subsidiaries as of the date of this Agreement. Except for any Permitted Liens, the Company or its Subsidiaries own all right, title and interest in and to (x) each of the items set forth on Schedule 5.11(a)(i), and (y) all of the material United States and non-United States unregistered Intellectual Property owned by the Company or its Subsidiaries (collectively, the “Company Owned IP”), free and clear of any liens or encumbrances.

(ii)  Section 5.11(a)(ii) of the Company Disclosure Schedules sets forth a true and complete list of all material Intellectual Property as to which the Company or its Subsidiaries holds a valid and enforceable license to use such Intellectual Property, including using, including or incorporating such Intellectual Property in or in connection with the Company’s business and/or products (collectively, the “Company Licensed IP”).

(iii)  Neither the Company nor any Company Subsidiary is in breach or default of any material IP Agreement granting rights in and to the Company Owned IP and the Company Licensed IP (collectively, the “Company IP”), each of which is a valid and binding agreement of the Company or its Subsidiaries and is in full force and effect as to the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Closing will not affect the rights of the Company, its Subsidiaries, or any other third party under such material IP Agreements.

(iv)  Section 5.11(a)(iv) of the Company Disclosure Schedules sets forth a true and complete list of all material Software included within the Company IP. All such Software is free of any viruses and does not include any open source or public domain software or code.

(b)  The Company IP does not infringe, misappropriate or otherwise violate the rights of any third party in such third party’s Intellectual Property. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedules, no proceedings have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) based upon, challenging, or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company IP, (ii) alleging that any of the Company IP infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or (iii) alleging that any of the Company IP is being used by the Company or any of its Subsidiaries in conflict with the terms of any material IP Agreement, except for proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(c)  Except as disclosed in Section 5.11(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries have asserted any claim (i) based upon, challenging, or seeking to deny or restrict the use by any third party of any of the Company IP, (ii) alleging that any third party is infringing, misappropriating or otherwise violating the Company IP, or (iii) alleging that any third party is using the Company IP in conflict with the terms of any material IP Agreement, except for proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)  Except as disclosed in Section 5.11(d) of the Company Disclosure Schedules, every employee of any Company Entity is a party to a Contract which requires such employee to assign any interest in any Intellectual Property developed in the course and scope of their employment to the Company or one of its Subsidiaries, and to keep confidential any trade secrets, proprietary data, customer information or other business information of the Company and its Subsidiaries, and, to the knowledge of the Company, as of the date hereof no material violation of or non-compliance with any such agreements has occurred. In addition, to the Knowledge of the Company, no such employee is party to any Contract with any third party which requires such employee to assign any interest in any Intellectual Property to any third party or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any third Party.

(e)  The Company and its Subsidiaries have taken all steps reasonably necessary to maintain the validity of the Company IP, including paying all necessary fees and making all necessary filings with the appropriate government entity, except to the extent that any failure to take such steps would not reasonably be expected to have a Company Material Adverse Effect. The Closing will not disturb any of the Company IP, and following the Closing the Company will possess all of the Company IP as they currently exist. The Company’s continued operation of its business as presently conducted will not give rise to any claims that allege that the operations of the Company’s business as presently conducted, including the manufacture, use or sale of any product or service or the use of any process now used or offered by the Company or any of its Subsidiaries, infringes, violates, misappropriates or conflicts with any Intellectual Property of any third party, or constitutes unfair competition with any third party, and no royalty or other payment will accrue or be due following the Closing based on the continued operation of the business as presently conducted. The Company IP includes all Intellectual Property required to operate the business of the Company Entities in all material respects as presently conducted.

5.12	Environmental Matters.

Except as described in Section 5.12 of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) no Company Entity is in violation of, or since December 31, 2003 has violated, any Environmental Law; (b) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by any Company Entity (including surface and subsurface soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action under applicable Environmental Laws; (c) no Company Entity has been the subject of any claim, suit, action, proceeding, notice, order, investigation or request for information alleging any actual or potential violation of, or liability under any Environmental Law; (d) each Company Entity has all permits, licenses and other authorizations required under any Environmental Law for the operation of the Company (“Environmental Permits”); (f) each Company Entity is, and since December 31, 2003 has been, in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or Consent of Regulatory Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. The Company has furnished to Parent all material reports, audits, assessments, investigations, studies and analyses relating to environmental conditions at properties owned, leased or occupied by the Company or any Company Entity.

5.13	Compliance with Laws.

Each Company Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any federal, state or local government or any Regulatory Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 5.13 of the Company Disclosure Schedules:

(a)  none of the Company Entities is, or at any time since December 31, 2003 has been, in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);

(b)  each of the Company Entities is, and since December 31, 2003 has been, (i) in compliance in all material respects with all applicable Laws (including the Health Insurance Portability and Accountability Act of 1996 (as amended)) and Orders, and (ii) in compliance with the terms of the Permits, except for failures to comply with such Permits that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(c)  none of the Company Entities at any time since December 31, 2003, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders in all material respects, (ii) threatening to revoke any Permits, the revocation of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) requiring any Company Entity to enter into or Consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.14	Labor Relations.

Except as set forth in Section 5.14 of the Company Disclosure Schedules, no Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. No employee of any Company entity is represented by any labor organization, union or association. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Knowledge of Company, threatened and there has been no such actions or disputes in the past five years. Except as set forth in Section 5.14 of the Company Disclosure Schedules or as required by Law, to the Knowledge of the Company, in the past five years, there have not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Schedules or as required by applicable Law, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any penalty, liability or severance obligation incurred by any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Schedules, no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date for change of control payments or severance obligations.

5.15	Employee Benefit Plans.

(a)  Section 5.15(a) of the Company Disclosure Schedules sets forth a list of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof or under which the Company has any obligation or Liability, contingent or otherwise (collectively, the “Company Benefit Plans”).

(b)  The Company has delivered or made available to Parent prior to the execution of this Agreement true and complete copies of the Employee Benefit Plans including (i) all trust agreements or other funding arrangements for such Employee Benefit Plans, (ii) the most recent determination letter and all rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”) or the United States Department of Labor (“DOL”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year to the extent applicable and the three preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)  Each Company Benefit Plan is in compliance with the terms of such Company Benefit Plan and the Internal Revenue Code, ERISA and all other applicable Laws in all material respects. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect. To the Knowledge of the Company, nothing has occurred since the date of the applicable determination letter that could reasonably be expected to have a material adverse effect on the qualified status of any such plan or the exempt status of any applicable trust. The Company has not received any communication (written or unwritten) from any Regulatory Authority questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. Within the past three calendar years, no Company Benefit Plan has been, nor is any Company Benefit Plan currently being, audited by a Regulatory Authority.

(d)  There has been no written, or to the Company’s Knowledge, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Company which is not substantially in accordance with the written or otherwise preexisting material terms and provisions of such plans. Neither the Company nor any employee of the Company who is an administrator or fiduciary of any Company Benefit Plan (or, to the Company’s Knowledge, any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company or Parent to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no material unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no material action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.

(e)  Except as disclosed in Section 5.15(e) of the Company Disclosure Schedules, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL and distributed to participants of the Company Benefit Plans (as required by Law) and there have been no material changes in the information set forth therein (in each case, except as may be required by Law).

(f)  No Company Entity has, and, to the Company’s Knowledge, no other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has, engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(g)  The Company and its ERISA Affiliates have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)), (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). The Company and its ERISA Affiliates have not incurred and, to the Company’s Knowledge, there are no circumstances under which any of such Persons could reasonably incur, any Liability under Title IV of ERISA.

(h)  Except as disclosed in Section 5.15(h) of the Company Disclosure Schedules, no Company Entity has any Liability for retiree health or life benefits under any of the Company Benefit Plans except (i) to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or state or local Law or (ii) disability benefits under a welfare plan that is fully covered by insurance. All health benefits currently provided to an employee of a Company Entity are provided under an accident or health insurance policy.

(i)  Except as disclosed in Section 5.15(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any person to any benefit under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or (iv) entitle any individual to payments that would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

(j)  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries have been fully reflected in all material respects on the Company Financial Statements to the extent required by, and in accordance with, GAAP.

(k)  All current employees of each Company Entity that are participating in (or eligible to participate in) any Company Benefit Plan are common-law employees of a Company Entity. Any individual who performs services for a Company Entity and is not treated as an employee for federal income Tax purposes by such Company Entity is not an employee for any purpose including for Tax withholding or Company Benefit Plan purposes.

(l)  Each “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company is in reasonable good faith compliance with Section 409A of the Internal Revenue Code and the published applicable guidance thereunder. Except as expressly set forth on Section 5.15(l) of the Company Disclosure Schedules, no Company Benefit Plan that is a nonqualified deferred compensation plan (but solely to the extent attributable to deferred compensation that was earned and vested (within the meaning of Code Section 409A and the published applicable guidance thereunder) as of December 31, 2004) has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

5.16	Material Contracts.

Except as disclosed in Section 5.16 of the Company Disclosure Schedules, as of the date of this Agreement, none of the Company Entities, nor any of their respective material Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract that (A) restricts the Company’s or any of its Subsidiaries’ right to terminate the employment of any employee without cause or without a specified notice period or (B) obligates the Company or any of its Subsidiaries to pay severance to any employee of the Company or any of its Subsidiaries upon termination of such employee’s employment with the Company or any of its Subsidiaries or to pay any Person a bonus or other remuneration upon a change of control or similar event (including the transactions contemplated by this Agreement), (ii) any Contract relating to the borrowing of money or extension of credit by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any other Contract or amendment thereto that would be required to be filed under Items 601(b)(4), (9) and (10) of Regulation S-K promulgated by the SEC as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement, (v) any Contract involving annual expenditures or payments to or from any Company Entity in excess of $75,000 or any Contract not cancelable without penalty by any Company Entity within three years, (vi) any Contract for the acquisition sale, lease or license of material properties or assets of any Company Entity outside the ordinary course of business consistent with past practice (by merger, purchase or sale of Assets or stock or otherwise), (vii) any Contract evidencing obligations secured by a Lien, or interest rate, currency or commodities hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company Entities under such Contract are greater than $75,000, (viii) any material Contract pursuant to which any Company Entity is subject to or the beneficiary of continuing indemnification, “earn-out,” or other contingent payment obligations, other than such Contracts entered into in the ordinary course of business consistent with past practice, (ix) any Contract between or among a Company Entity, on the one hand, and any of the Company Entities, on the other hand, other than Company Benefit Plans or other compensation plans or immaterial agreements, (x) any Contract relating to a material joint venture, material partnership or other arrangement that is material involving a sharing of profits, losses, costs or liabilities with another person, (xi) any Contract with respect to Company Common Stock and (xii) any Contract that relates to capital expenditures by the Company in excess of $75,000 (together with all Contracts referred to in Sections 5.10 and 5.15(a), the “Company Contracts”). With respect to each Company Contract and except as disclosed in Section 5.16 of the Company Disclosure Schedules: (A) the Contract is in full force and effect and is legal, valid and binding on each Company Entity party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity; (B) no Company Entity is in Default thereunder, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. A true, correct and complete copy of each Company Contract has been provided or made available to Parent prior to the date hereof.

5.17	Government Contracts.

(a)  Section 5.17(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts entered into since December 31, 2003 between the Company and/or any Company Subsidiary and any Regulatory Authority that provide or provided for annual payments in excess of $75,000 to any of the Company Entities (“Government Contracts”), true, complete and correct copies of which have been made available to Parent.

(b)  Except as set forth in Section 5.17(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any current material dispute relating to a Government Contract. Except as set forth on Section 5.17(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has received notice from the Regulatory Authority that is counterparty in any such Government Contract (“Official Notice”) that the Company or any Company Subsidiary has breached or violated any applicable Law, certification, representation, clause, provision or requirement with respect to any Government Contract. There is no current or, to the Knowledge of the Company, threatened Litigation against the Company or any Company Subsidiary arising out of or relating to any Government Contract. Neither the Company nor any Company Subsidiary has received an Official Notice that constitutes a cure notice, a show cause notice, a suspension of work notice or a stop work order with respect to any Government Contract.

(c)  Except as set forth in Section 5.17(c) of the Company Disclosure Schedules, neither any Regulatory Authority nor any other Person has given Official Notice to the Company or any Company Subsidiary that the Company, any Company Subsidiary, or any of its or their directors, officers, agents or employees have breached or violated any applicable Law, certification or regulation relating to any Government Contract.

(d)  With respect to each Government Contract, except as set forth in Section 5.17(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has been challenged by any Regulatory Authority as to any cost incurred by the Company or any Company Subsidiary and no such cost been the subject of any audit or investigation by any Regulatory Authority, or disallowed by any Regulatory Authority. No payment due to the Company or any Company Subsidiary relating to any Government Contract has been withheld or set off (except to the extent such withholding or setting off is in the ordinary course of business), nor has any claim been made by any Regulatory Authority to withhold or set off (except to the extent such withholding or setting off is in the ordinary course of business) money due to the Company or any Company Subsidiary under a Government Contract.

(e)  Except as set forth in Section 5.17(e) of the Company Disclosure Schedules, the Company and the Company Subsidiaries have complied in all material respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law. The Company and the Company Subsidiaries have, with respect to all Government Contracts (i) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract and (ii) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by Law or the applicable Government Contract, except where failure to submit any such certificate or representation would not reasonably be expected to have a Company Material Adverse Effect.

(f)  Except as set forth in Section 5.17(f) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has received Official Notice of any warranty claims relating to any Government Contract other than in the ordinary course of business.

(g)  Neither the Company nor any Company Subsidiary has received Official Notice of any unfavorable past performance assessments, evaluations or ratings relating to any Government Contract.

(h)  Except as set forth in Section 5.17(h) of the Company Disclosure Schedules, no Government Contracts are subject to any right of set off, except as provided under applicable Law. Neither the Company nor any Company Subsidiary has received any written Official Notice that monies due under any Government Contract are or may be subject to withholding or set off.

(i)  Except as set forth in Section 5.17(i) of the Company Disclosure Schedules, during the past three (3) years, neither the Company nor any Company Subsidiary has been or is now being audited or, to the Knowledge of the Company, investigated, by any Regulatory Authority in respect of any Government Contract.

(j)  Neither the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s officers, directors or employees, has knowingly or recklessly provided to any Person any materially false or misleading information with respect to the Company, the Company Subsidiaries, or any of its or their officers, directors, equity holders or employees, in connection with the procurement of, performance under or renewal of, any Government Contract.

5.18	Customer and Supplier Relationships.

(a)  Section 5.18 of the Company Disclosure Schedules sets forth the fifty (50) largest customers by dollar volume of the Company (“Customers”), and the ten (10) largest suppliers by dollar value of the Company (“Suppliers”), in each case during the Company’s fiscal year 2006 as of the date of this Agreement.

(b)  Except as set forth in Section 5.18(b) of the Company Disclosure Schedules, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any change in, the business relationship that any of the Customers or Suppliers has with the Company or any Company Subsidiary that has had, or would reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, no Customer or Supplier has experienced any work stoppage or other circumstance or condition that has had or would reasonably be expected to have a Company Material Adverse Effect or that has had, or would reasonably be expected to have, a material adverse effect on the Company's or any Company Subsidiary's future relationship with any such Customer or Supplier. There are no pending material disputes or controversies between the Company or any Company Subsidiary and any Customer or Supplier. No Customer of the Company or any Company Subsidiary has any right to any credit or refund for products sold or services rendered or to be rendered by the Company or any Company Subsidiary pursuant to any Contract, understanding or practice of the Company or any Company Subsidiary other than pursuant to the normal course return policy of the Company or any Company Subsidiary.

5.19	Legal Proceedings.

Section 5.19 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete list of all Litigation instituted or pending, or, to the Knowledge of the Company, threatened against any Company Entity, none of which (i) involves, in any individual case, a claim for monetary damages in excess of $100,000, (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) would prohibit or materially restrict the ability of the Company Entities to operate their consistent with past practice, nor are there any Orders outstanding against any Company Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.20	Insurance.

Section 5.20 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete list of all material insurance policies owned or held by the Company Entities. With respect to each such material insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, in each case in all material respects; (ii) all premiums due and payable under such policies have been fully paid to date, (iii) no Company Entity is in material breach or Default under the policy and (iv) no notice of cancellation, termination or modification has been received other than in connection with ordinary renewals.

5.21	State Takeover Laws.

Each Company Entity has taken all necessary action to exempt the execution, delivery and performance of this Agreement and the Voting Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.22	No Brokers.

Except for William Blair & Company, LLC (“William Blair”) and its Affiliates (the amounts of which have been disclosed to Parent prior to the date hereof), no Company Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Company Entity is otherwise obligated to pay any such fee, commission or other payment, and the Company has no Knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

5.23	Opinion of Financial Advisor.

The Board of Directors of the Company (or the Special Committee) has received the executed opinion letter of William Blair or its Affiliate, dated the date of this Agreement (the “Fairness Opinion”), to the effect that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, and an execution copy of such Fairness Opinion has been provided to Parent and the Company has not been informed of any changes, amendments, supplements, or withdrawals to be made with respect to the Fairness Opinion. The Company has been authorized by William Blair to permit the inclusion of the Fairness Opinion in its entirety and/or references thereto in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to William Blair and its counsel.

5.24	Board Recommendation.

The Board of Directors of the Company, upon the unanimous vote of all members present at a meeting duly called and held, has (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable, are fair to and in the best interests of the Company and its stockholders and has approved, adopted and declared advisable this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby, (ii)  resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the other Transaction Documents and approve the Merger (the “Company Board Recommendation”) and (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption. The Special Committee has been validly and duly formed by the Board and the Special Committee is comprised of the following members of the Board of Directors of the Company: Frank Calcagno, John Gallagher, Yacov Shamash, and Joseph Sicinski.

5.25	Charter Provisions.

Each Company Entity has taken all action so that the entering into of this Agreement and the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.26	Information to be Supplied.

None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, the Schedule 13E-3, if applicable, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when filed and when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement and the Schedule 13E-3, if applicable, or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied solely by Parent or Merger Sub for inclusion or incorporation by reference.

5.27	Receivables and Payables.

(a)  All the accounts receivable and notes receivable owing to the Company and its Subsidiaries as of the date of this Agreement constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof other than such as have arisen or will arise in the ordinary course of business and for which adequate reserves have been established in the Company Financial Statements. Except as set forth on Section 5.27(a) of the Company Disclosure Schedules, as of the date of this Agreement, (i) all accounts and notes receivable are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof net of such reserves as have been established in the Company Financial Statements; (ii) no account debtor or note debtor is delinquent in its payment by more than ninety (90) days; (iii) no account debtor or note debtor has refused or, to the Knowledge of the Company, threatened to refuse, to pay its obligations for any reason other than as adequately reserved for in the Company Financial Statements; (iv) to the Knowledge of the Company, no account debtor or note debtor is insolvent or bankrupt; (v) no account receivable or note receivable has been pledged to any third party by the Company or its Subsidiaries and (vi) to the Knowledge of the Company, no customer has changed or intends to change its accounts payable policy in a manner adverse to the Company or its Subsidiaries.

(b)  All accounts payable and notes payable by the Company and its Subsidiaries to third parties as of the date of this Agreement arose, and as of the Closing will have arisen, in the ordinary course of business, and, except as set forth on Section 5.27(b) of the Company Disclosure Schedules there is no such account payable or note payable delinquent in its payment, except those contested in good faith and for which adequate reserves have been established in the Company Financial Statements. Neither the Company nor its Subsidiaries has altered its payment policies or practices since December 31, 2005.

5.28	Related Party Transactions.

There are no outstanding amounts payable to or receivable from, and no Company Entity is otherwise a creditor or debtor to, or party to any contract, agreement or transaction with any beneficial owner of 5% or more of the Company Common Stock or any director, officer, employee or Affiliate of the Company Entities, or to the Knowledge of the Company, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

5.29	Listing and Maintenance Requirements.

The Company Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as specified in the Company SEC Reports or as set forth on Section 5.29 of the Company Disclosure Schedules, the Company has not, in the two (2) years preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements for continued listing of the Company Common Stock on the applicable Trading Market, including the eligibility rules thereunder.

5.30	Accountants.

The Company's accountants are Marcum & Kliegman LLP. Marcum & Kliegman LLP, who the Company expects will express their opinion with respect to the financial statements to be included in the Company's Annual Report on Form 10-K for the year ending December 31, 2006, is an independent registered public accounting firm as required by the Securities Act and registered with the Public Company Accounting Oversight Board. The Company expects such accounting firm to consent to the inclusion of their opinion on such financial statements into the registration statement and the prospectus which forms a part thereof.

5.31	No Manipulation of Stock.

The Company has not taken and will not take, any action designed to or that could reasonably be expected to cause or result in manipulation of the price of the Company Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Company Common Stock.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1	Organization, Standing and Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The certificate of incorporation and bylaws of each of Parent and Merger Sub have been made available to the Company for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

6.2	Authority; No Breach By Agreement.

(a)  Each of Parent and Merger Sub has the corporate power and authority necessary to execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Sub. This Agreement and the other Transaction Documents represent a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b)  Neither the execution and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, nor compliance by each of Parent and Merger Sub with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of Parent’s certificate of incorporation or bylaws, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of any Parent Subsidiary (including Merger Sub), or (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien (other than pursuant to the credit agreement entered into in connection with the Debt Financing or Alternative Financing) on any Asset of any Parent Entity (with or without notice or lapse of time, or both) under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c)  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and any other applicable foreign pre-merger notification or competition laws, rules or regulations, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

6.3	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, nor are there any Orders outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4	Stock Ownership.

Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

6.5	No Brokers.

No Parent Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Parent Entity is otherwise obligated to pay any such fee, commission or other payment, and Parent has no knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

6.6	Information to be Supplied.

None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, the Schedule 13E-3, if applicable, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when filed and when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement and the Schedule 13E-3, if applicable, or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.

6.7	Financing.

(a)  The Parent has delivered to the Company a true, complete and correct copy of the debt commitment letter, dated as of the date hereof, from Wells Fargo Foothill, Inc. (the “Lender”) to an Affiliate of Parent (the “Debt Commitment Letter”) pursuant to which the Lender has committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $55.0 million (including a $5.0 million revolver) in connection with the transactions contemplated by this Agreement.

(b)  The Debt Commitment Letter, in the form delivered to the Company, is in full force and effect and constitutes a legal, valid and binding obligation of Parent to the extent of its terms and, to the knowledge of Parent, the Lender. All commitment fees required to be paid thereunder have been and will be duly paid in full when due. As of the date hereof, there is no existing default or breach on the part of Parent, or, to the Parent’s knowledge, the Lender. As of the date hereof, Parent does not believe that it will be unable to satisfy in a timely basis any term or condition of Closing to be satisfied by it contained in the Debt Commitment Letter. The aggregate proceeds contemplated by the Debt Commitment Letter, if and when funded immediately prior to the Effective Time in accordance with the Debt Commitment Letter, together with the proceeds of the Equity Financing, Rollover Contribution or any other exchange similar to the Rollover Contribution and available unrestricted cash of the Parent and Merger Sub, will be sufficient for Parent and the Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Settlement Payment and the aggregate Warrant Settlement Payment, and the fees and expenses incurred in connection with the transactions contemplated thereby. The obligation of the Lender to fund the commitments under the Debt Commitment Letter is not subject to any conditions other than as set forth or referred to in the Debt Commitment Letter.

ARTICLE VII

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the ordinary course consistent with past practice, (B) use reasonable best efforts to preserve intact its business organization and material Assets and keep available the services of their present officers and employees, and (C) not knowingly take any action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2	Negative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly required or contemplated herein or as required by Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)  amend the certificate of incorporation, bylaws or other governing instruments of any Company Entity;

(b)  (i) incur, create or assume any additional debt obligation or other obligation for borrowed money (other than indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries) in excess of an aggregate of $75,000 (for the Company Entities on a consolidated basis) or guarantee any indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, or (ii) impose, or suffer the imposition, on any material Asset of any Company Entity of any material Lien or permit any such Lien to exist (other than in connection with Permitted Liens or Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the Company Disclosure Schedules);

(c)  repurchase, redeem or otherwise acquire or exchange (other than exchanges or exercises in the ordinary course under employee benefit plans), directly or indirectly, any shares or any securities convertible into or exchangeable for any shares, of the capital stock of any Company Entity;

(d)  except as contemplated in this Agreement, or pursuant to the exercise of stock options or the conversion of other convertible securities outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof or as revised pursuant to the terms of Section 3.4 of this Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Schedules, issue, grant, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant or other Equity Right, including pursuant to the Company Stock Plans;

(e)  adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, license, sublicense, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (ii) any Asset other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration;

(f)  except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any investment in excess of an aggregate of $75,000, either by purchase of stock of securities, contributions to capital, merger, consolidation, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g)  grant any increase in compensation, severance, bonus, welfare or other benefits to the current or former officers of the Company or any of its Subsidiaries, except in accordance with past practice or as required by Law or Contract in effect as of the date hereof; pay any severance or termination pay or any bonus other than pursuant to past practices, written policies or written Contracts in effect on the date of this Agreement; or enter into or amend any severance agreements with officers of the Company or any of its Subsidiaries who are not currently eligible for such agreements; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except as disclosed in Section 7.2(g) of the Company Disclosure Schedules;

(h)  enter into or amend any employment Contract between any Company Entity and any Person having a base salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)  adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity (other than any such change that is required by Law or that, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan), or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans;

(j)  make any change in any method of reporting income or deductions for Tax purposes or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP that become effective subsequent to the date of this Agreement;

(k)  file any amended Tax Return or make, change or rescind any express or deemed Tax election (including any election for any joint venture, partnership, limited liability company or other investment where the Company Entities have the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or participate in discussions with a Tax authority to facilitate such a settlement or compromise;

(l)  commence any Litigation other than in accordance with past practice, pay, discharge or settle any Litigation involving any Liability of any Company Entity for amounts in excess of $75,000 or that restrict the ability of the Company to do business in any material respect;

(m)  except in the ordinary course of business or as contemplated in Section 7.2(m) of the Company Disclosure Schedules, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $1,000,000) or waive, release, compromise or assign any material rights or claims;

(n)  declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

(o)  adopt a plan of complete or partial liquidation or dissolution or restructuring, recapitalization or other reorganization;

(p)  make any loans or advances to any Person other than the Company or any wholly-owned Subsidiary of the Company, except for loans or advances to employees in the ordinary course of business consistent with past practice;

(q)  accelerate the payment of accounts receivables or delay the payment of any accounts payable other than in the ordinary course of business consistent with past practice;

(r)  extend discounts off published list prices except in the ordinary course of business;

(s)  fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material owned Intellectual Property;

(t)  make, authorize, or permit any Company Subsidiary to make or authorize any capital expenditures which are in the aggregate greater than 120% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for fiscal year 2006 which budget has previously been made available to the Parent;

(u)  enter into, renew or amend in any material respect any Contract, transaction, agreement, arrangement or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act; or

(v)  agree, authorize or commit to do any of the foregoing.

7.3	Reports.

Each of the Company and Parent shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed by the Company with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. As of their respective dates, such reports filed with the SEC will comply in all material respects with the applicable Securities Laws. Without limiting the generality of the foregoing, the Company shall, on or before 5:00 p.m. Eastern time on the fourth (4th) business day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to Parent, disclosing all such information required to be disclosed pursuant to the rules and regulations of the SEC, including the material terms of the transactions contemplated hereby, and shall attach all appropriate documentation thereto.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1	Proxy Statement; Stockholder Approval.

(a)  As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare and file the preliminary Proxy Statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3, if applicable, (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) with the SEC, shall use its reasonable efforts to cause the preliminary Proxy Statement to be cleared by the SEC and thereafter mail the Proxy Statement and all other proxy materials required in connection with such meeting to its stockholders as soon as practicable. The Company shall give Parent and its counsel a reasonable opportunity to review the preliminary Proxy Statement and the Schedule 13E-3, if applicable, prior to its being filed with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall promptly notify Parent of the receipt of any comments of the SEC staff with respect to the Proxy Statement or the Schedule 13E-3, if applicable, and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent as promptly as reasonably practicable, and in any event within one business day, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement or the Schedule 13E-3, if applicable. If comments are received from the SEC staff with respect to the Proxy Statement or the Schedule 13E-3, if applicable, the Company shall respond as promptly as reasonably practicable to such comments. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to each of the preliminary and the definitive Proxy Statement and the Schedule 13E-3, if applicable, and all comments from the SEC and responses thereto prior to their being filed with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall furnish to the Company all information concerning it that the Company may reasonably request in connection with the Proxy Statement and the Schedule 13E-3, if applicable. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable thereafter, to its stockholders of record, as of the record date established by the Board of Directors of the Company. Notwithstanding the foregoing, the Company shall not file or mail the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or respond to the comments of the SEC with respect thereto prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent and the Company shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rule 14a-12.

(b)  The Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Proxy Statement and the Schedule 13E-3, if applicable, are cleared by the SEC, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger and such other related matters as it deems appropriate (the “Company Stockholder Approval) and shall use its reasonable best efforts to obtain the Company Stockholder Approval. Once the Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Stockholders’ Meeting without Parent’s consent. Subject to Section 10.1(g), the Board of Directors of the Company shall submit this Agreement to its stockholders, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies its Company Board Recommendation. Subject to Section 10.1(g), without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 8.2(b), shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company agrees that its obligations pursuant to this Section 8.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal.

(c)  Except to the extent provided in Section 8.2(d): (i) the Board of Directors of the Company (or the Special Committee) shall make the Company Board Recommendation to the stockholders at the Stockholders’ Meeting and the Board of Directors of the Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or Consent of the Company stockholders required by the DGCL and the Company’s certificate of incorporation and bylaws, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

8.2	Other Offers.

(a)  The Company agrees that it shall not, and shall cause its Subsidiaries and its Representatives and its Subsidiaries’ Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate, propose or induce any inquiry with respect to, or the making, submission or announcement of any inquiries, offers or proposals relating to, any Acquisition Proposal, (ii) initiate, enter into, explore, maintain, participate in or continue any discussions or negotiations with any Person regarding an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or furnish or disclose to any Person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with or in response to an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend or propose or determine to approve endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 8.2(d)), or (v) approve, endorse or recommend, or propose or determine to approve, endorse or recommend or enter into any agreement in principle, arrangement, understanding, term sheet, letter of intent or contract relating to any Acquisition Proposal or transaction contemplated thereby (except as permitted pursuant to Sections 8.2(d)).

(b)  As soon as reasonably practicable (and in any event within one business day) after receipt by the Company or any of its Subsidiaries (including through a notification by its representatives) of any Acquisition Proposal or any request for information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or “Group” (as such term is defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal, request or inquiry and a copy of such proposal, request or inquiry, if in writing (or, where such proposal, request or inquiry was not in writing, a description of the terms of such proposal, request or inquiry), and any written material submitted in connection with such proposal request or inquiry. Upon receipt of an Acquisition Proposal, the Company shall (i) provide Parent as promptly as reasonably practicable (and in any event within one business day) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and any communications related thereto (including with respect to the terms of any such proposal, request or inquiry and whether such proposal, request or inquiry has been modified or withdrawn) and (ii) provide Parent as promptly as reasonably practicable (and in any event, within one business day after receipt or delivery thereof) with copies of all correspondence and other written materials sent or provided to the Company or any of its Subsidiaries or its or their directors, employees, agents or Representatives from any third party or its agents or Representatives in connection with any such proposal, request or inquiry or that was sent or provided by the Company or its Subsidiaries or its or their directors, employees, agents or Representatives to any third party or its agents or Representatives in connection with such proposal, request or inquiry. The Company shall provide any information to Parent that it is providing to any third party pursuant to this Section 8.2(b) at the same time it provides such information to such other third party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any third party after the date hereof that prohibits the Company or any of its Subsidiaries from providing such information to Parent.

(c)  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party at any time prior to the Company Stockholder Approval being obtained and its Board of Directors (or the Special Committee) has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that as soon as reasonably practicable (and in any event within one business day) prior to entering into negotiations with such third party, it gives Parent written notice of the its intention to enter into negotiations with such third party.

(d)  In response to the receipt of an Acquisition Proposal that the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal advisors, constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Acquisition Proposal), the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the Company Board Recommendation, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company (or the Special Committee), a “Change of Recommendation”), if all of the following conditions are met: (i) a Superior Proposal with respect to it has been made and has not been withdrawn; (ii) the Company Stockholder Approval has not been obtained; (iii) it has determined, after consultation with its financial advisors and outside legal counsel, that such action is necessary to comply with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iv) it shall have (A) provided to Parent written notice at least 5 business days prior to taking such action which shall state expressly (1) that it has received a Superior Proposal (and provided Parent with the terms and provisions of the Superior Proposal and copies of such agreements and/or documents providing for the Superior Proposal), (2) the identity of the Person or Group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) made available to Parent all nonpublic information (to the extent such nonpublic information has not been previously so furnished) made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal; and (v) it shall not have breached in any material respect any of the provisions set forth in Section 8.1 or this Section 8.2.

(e)  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its stockholders, to the extent required by applicable Law, a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; provided, further, that in any such disclosure document or communication prepared, filed, issued or made in conjunction with the compliance by the Company, the Board of Directors of the Company or any committee thereof with such rules or regulations as set forth in this Section 8.2(e), the Board of Directors of the Company (or any committee thereof) shall, except as expressly permitted by Section 8.2(d), re-affirm its recommendation to the Company’s stockholders to adopt this Agreement and approve the Merger (including the Company Board Recommendation).

(f)  The Company shall, and shall cause its Subsidiaries, Representatives and Affiliates to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted on or prior to the date hereof with respect to any Acquisition Proposal or any proposal or discussion that could reasonably be expected to lead to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly, and in any event within three business days after the date hereof, inform the Persons referred to in the first sentence of Section 8.2(a) of this Section 8.2. The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 8.2 by any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed a breach of this Section 8.2 by the Company.

8.3	Antitrust Notification; Consents of Regulatory Authorities.

(a)  To the extent required by the HSR Act, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order; provided, however, that no Party shall be required to sell, or otherwise dispose, of any businesses or material Assets or take any action that would materially and adversely effect or otherwise impair such Party’s business or financial condition. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

(b)  The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.4	Filings with State Offices.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent, the Company and Merger Sub shall execute and file the Certificate of Merger (in form and substance satisfactory to Parent) with the Secretary of State of the State of Delaware in connection with the Closing.

8.5	Agreement as to Efforts to Consummate.

(a)  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article IX; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

(b)  The Company agrees to use reasonable best efforts to take, or cause to be taken, or assist Parent in taking, all action necessary to obtain all Consents required for, and to effect all necessary registrations and filings and submissions of information requested or required by any Regulatory Authority in connection with, the transactions contemplated hereby, including any novation of the Company’s or any of its Subsidiaries’ obligations under any Government Contract.

(c)  The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide, reasonable cooperation as reasonably requested by Parent or Merger Sub in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the third party debt financing (the “Debt Financing”) to be obtained by the Parent or Merger Sub in connection with the transactions contemplated hereby as described in the Debt Commitment Letter, or in connection with any Alternative Financing (defined below). Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Commitment Letter or the arrangements therefor prior to the Effective Time. If Parent has been notified by any or all of the lenders party to the Debt Commitment Letters that funds will not be available pursuant to the Debt Commitment Letters so as to enable Parent to proceed with the Closing by the Closing Date for reasons other than (i) the occurrence of a Company Material Adverse Effect or (ii) the actual or anticipated failure of the conditions to the Closing set forth in Section 9.1 to be satisfied or the actual or anticipated failure by the Company to satisfy the conditions to Closing set forth in Section 9.2, then Parent shall use its commercially reasonable efforts to obtain alternative debt financing (“Alternative Financing”) from a Person that is not an Affiliate of Parent in an amount at least sufficient to consummate the transactions contemplated by this Agreement by the Closing Date; provided, however, that in no event shall Parent be required to obtain Alternative Financing on terms that are materially less favorable to Parent or the Company than the terms set forth in the Debt Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its respective commercially reasonable efforts to arrange the Debt Financing or any Alternative Financing in accordance with this Section 8.5. Parent or Merger Sub shall not amend the Debt Commitment Letter so as to provide for any additional closing conditions without the prior written consent of the Company.

8.6	Investigation and Confidentiality.

(a)  Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests upon reasonable notice and during normal business hours, provided that such investigation shall be related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b)  In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)  Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.7	Press Releases.

Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of, and will provide each other the opportunity to review and comment on, any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law (in which case such Party shall promptly inform the other parties hereto of such compelled disclosure).

8.8	Intentionally Omitted.

8.9	Charter Provisions.

Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

8.10	Indemnification.

(a)  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, or acting on behalf of the Company or any Subsidiary whether or not in such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations, except to the extent such the Indemnified Parties acted with gross negligence or willful misconduct. Each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses reasonably incurred in connection with the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation pursuant, and subject, to the terms of Section 8.10(b).

(b)  Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such claims, shall promptly notify Parent and the Surviving Corporation thereof; provided that any delay in notification will not release or discharge the indemnification obligation except to the extent, if any, that such delay has actually prejudiced the Parent or Surviving Corporation. In the event of any such claims which relate to any Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except as provided below); provided, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 8.10(b) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party (i) when and if a court of competent jurisdiction shall have determined by final non-appealable judgment that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or (ii) to the extent that a court of competent jurisdiction shall have determined by final non-appealable judgment that such the Indemnified Parties acted with gross negligence or willful misconduct. In any case where the Parent or Surviving Corporation shall have assumed the defense, the Indemnified Parties shall have the right to participate therein, and shall have the right to employ their own counsel which shall be at their own expense unless (i) the Parent, Surviving Corporation and the Indemnified Parties mutually agree to the retention of the same counsel, in which case such counsel shall be retained at the expense of the Parent or Surviving Corporation or (ii) the named parties to such claim include both the Parent and Surviving Corporation, on the one hand, and an Indemnified Party, on the other hand, and the Indemnified Party shall have been advised that in the reasonable opinion of counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Parent and Surviving Corporation and that the assertion of such defenses may create a conflict of interest such that it would be inappropriate for counsel to the Parent and Surviving Corporation to represent the Indemnified Party, in which case such counsel shall be retained at the expense of the Parent or Surviving Corporation.

(c)  The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(d)  Parent shall cause the Surviving Corporation (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect, to the extent available, for a period of six years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less favorable to such directors and officers or (ii) with the Consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that such insurance policies shall not be procured and/or maintained if the annual premium therefor shall be in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the “Insurance Cap”); provided further that if the annual premium shall exceed the Insurance Cap, then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained at a cost up to but not exceeding the Insurance Cap.

(e)  If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

The provisions of this Section 8.10 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, by-law or agreement, and are intended to be for the benefit of, and shall be enforceable by, each of the Company’s director’s and officers who are currently covered by such applicable insurance and their respective heirs and representatives.

8.11	Access.

From the date hereof until the Effective Time, and subject to applicable Law, the Confidentiality Agreement and the terms of this Agreement, the Company shall, upon reasonable notice and during normal business hours in a manner that does not unreasonably disrupt or interfere with the business operations of the Company (i) give Parent and its Representatives and financing sources reasonable access, subject to Parent’s and the Company’s compliance with applicable Law, to the offices properties, books and records of the Company and the Subsidiaries and (ii) furnish to Parent, its Representatives and financing such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company Entities to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Company upon written advice from counsel, any Law, treaty, rule or regulation of any Regulatory Authority applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company upon written advice from counsel, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege or (iii) in the reasonable judgment of the Company, such disclosure would result in a material breach of a Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement.

8.12	Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, documents, instruments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

8.13	Stockholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Merger or the other transactions contemplated hereby; provided that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

8.14	Notice of Events.

The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that would be reasonably likely to result in any of the conditions set forth in Article IX not being met or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

8.15	Delisting; Withdrawal of Registration.

(a)  Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Capital Market and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

(b)  Prior to the Effective Time, the Company shall take all action necessary to withdraw or otherwise cancel the Company’s filed registration statements (effective or otherwise) including registration statements on Form S-3, Form S-3/A, Form S-8 or other similar forms under the Securities Act filed with the SEC, including the filing of post-effective amendments as appropriate.

8.16	Payoff Letter.

Prior to the Effective Time, Bank of America, N.A. (“BOA”), as lender under that certain Revolving Credit and Term Loan Agreement dated as of October 7, 2005 (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”) by and between the Company and BOA, shall have provided the Company with a payoff letter in form and substance reasonably satisfactory to Parent and Merger Sub that shall acknowledge, among other things, that (i) the Loan Agreement and all commitments thereunder shall have been terminated, (ii) any and all Liens held by BOA shall have been released and (iii) the Company and the Company Subsidiaries party to the Loan Agreement or any guaranty, pledge, security or other ancillary agreement executed in connection with the Loan Agreement (the “Ancillary Agreements”) shall have been released from any and all liabilities, guaranties, pledges, grants and other obligations under the Loan Agreement and the Ancillary Agreements, in each case subject to repayment of the aggregate principal amount outstanding under the Loan Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

8.17	Employee Matters.

(a)  Except as otherwise provided in new employment or other agreements (including as contemplated by Section 9.2(j)), that are entered into by Employees of the Company on or after the date hereof, Employees of the Company as of the Effective Time (“Continuing Employees”) shall receive credit for all years of past service with the Company for purposes of accrual of vacation time and, to the extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under any employee benefit plan, program or arrangement established or maintained by the Parent, Surviving Corporation or any of their respective Subsidiaries under which Continuing Employees may be eligible to participate on or after the Effective Time (“New Plans”). In addition and without limiting the generality of the foregoing, except as otherwise provided in new employment or other agreements (including as contemplated by Section 9.2(j)), that are entered into by Employees of the Company on or after the date hereof: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b)  Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the Continuing Employees, and nothing in this Agreement shall obligate the Surviving Corporation to maintain the employment of any Continuing Employee for any period of time. Nothing in this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any of the Company Benefit Plans in accordance with their terms.

(c)  The provisions of this Section 8.18 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, without limitation, any Continuing Employee), other than parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.18) under or by reason of any provision of this Agreement, and nothing herein, express or implied, is intended or shall be construed to amend or modify the terms or provisions of any Company Benefit Plan.

ARTICLE IX

CONDITIONS PRECEDENT

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.5:

(a)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)  Regulatory Approvals. Other than filing the Certificate of Merger, all Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)  Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

9.2	Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):

(a)  Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Sections 5.21, 5.23, 5.24, and 5.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.21, 5.23, 5.24, and 5.25) such that the effect of such inaccuracies (without regard to any materiality, or Company Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)  Certificates. The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request.

(d)  Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)  Dissenting Shares. The total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not have exceeded 5% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

(f)  Consents and Approvals. Each of the Consents set forth in Section 9.1(c) of the Company Disclosure Schedules shall have been obtained, as well as any and all Consents required to prevent any Default under any Contract or Permit of the Company Entities which, if not obtained or made, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)  Financing. Parent shall have received the proceeds of the financings described in the Debt Commitment Letter or Alternative Financing, if applicable, in accordance with Section 8.5(c), (sufficient, when taken together with the proceeds of the Equity Financing and the Rollover Contribution, to pay the aggregate Merger Consideration, the aggregate Option Settlement Payments and the aggregate Warrant Settlement Payments payable pursuant to Sections 3.1 and 3.4, respectively); provided, that (i) this Section 9.2(g) shall not be a condition precedent to the consummation of the Parent’s obligations under this Agreement solely in the event that all conditions to the Debt Financing or Alternative Financing have been satisfied except those conditions solely in control of the Parent, the Insight Entities or the Bessemer Entities and those conditions that are not able to be satisfied solely because the conditions that are solely in control of the Parent, the Insight Entities or the Bessemer Entities have not been satisfied; and (ii) notwithstanding Section 9.2(g)(i), this Section 9.2(g) shall continue to be a condition precedent to the extent the failure to satisfy such conditions to the Debt Financing or Alternative Financing that are solely in control of the Parent, the Insight Entities or the Bessemer Entities is caused by any breach of this Agreement by the Company.

(h)  Fairness Opinion. The Company shall have delivered to Parent an executed copy of the Fairness Opinion.

(i)  Resignations. Parent and Merger Sub shall have received resignations, dated and effective as of the Closing Date, of the individual directors and officers of the Company and the Company Subsidiaries identified in writing by Parent prior to the Closing Date.

(j)  Employment Agreements. On or prior to the Closing Date, the Company and each of James Conway and Anthony Grisanti, shall have executed and delivered to the Company amended and restated employment agreements, each in form substantially similar to that set forth respectively on Exhibit B and Exhibit C, attached hereto, and documents to be entered into in connection therewith and such agreements shall be in full force and effect.

9.3	Conditions to Obligations of the Company.

The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5(b):

(a)  Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent or Merger Sub set forth in this Agreement such that the aggregate effect of such inaccuracies (without regard to any materiality, or Parent Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, would reasonably be expected to have, a Parent Material Adverse Effect.

(b)  Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)  Certificates. Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer or other duly authorized officers, to the effect that the conditions set forth in Section 9.1 as relates to Parent and Merger Sub and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent’s Board of Directors and Merger Sub’s Board of Directors and sole stockholder, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall reasonably request.

9.4	Frustration of Closing Condition.

No Party may rely on the failure of a condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to act in good faith or failure to use its reasonable efforts to consummate the transactions to the extent required by this Agreement.

ARTICLE X

TERMINATION

10.1	Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)  By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b)  By either Parent or the Company in the event that the Merger shall not have been consummated by May 15, 2007 (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(b); or

(c)  By either Parent or the Company (provided that the terminating Party is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of such Party’s representations and warranties contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach would permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 9.2(a) or (b) or 9.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 10.1(c) prior to 30 days following the receipt of written notice of such breach by the other Party; provided that the failure of Parent to deposit (or caused to be deposited) the Merger Consideration in the Payment Fund at the Closing prior to the Effective Time to the extent required hereunder and to the extent all of the conditions set forth in Section 9.1 and Section 9.2 have been met, shall not be subject to cure hereunder, and in the event of such breach, the Company may thereupon terminate this Agreement immediately; or

(d)  By either Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby pursuant to Section 9.1(b) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the transactions contemplated by this Agreement shall have become final and nonappealable; or

(e)  By either Parent or the Company in the event the Company Stockholder Approval is not obtained at the Stockholders’ Meeting or at any adjournment thereof where such matters were presented to such stockholders for approval and voted upon; or

(f)  By Parent in the event (i) the Board of Directors of the Company (or the Special Committee) shall have made a Change of Recommendation, (ii) the Company materially breaches Sections 8.1 or 8.2 hereof or (iii) the Board of Directors of the Company (or the Special Committee) resolves to take any of the foregoing actions.

(g)  By the Company if the Board of Directors of the Company (or Special Committee) shall have made a Change of Recommendation in accordance with Section 8.2(d).

A terminating Party shall provide written notice of termination to the other Party specifying the reason for such termination.

10.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.7 and Article XI, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive such termination or abandonment in accordance with their terms.

10.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time; provided, however, that this Section 10.3 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time.

ARTICLE XI

MISCELLANEOUS

11.1	Definitions.

(a)  The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section

Agreement	Preamble
Alternative Financing	8.5(c)
Ancillary Agreements	8.16
Antitrust Laws	8.3(a)
Bessemer Entities	Recitals
BOA	8.16
Book-Entry Shares	4.1(a)
Certificate of Merger	1.3
Certificates	4.1(a)
Change of Recommendation	8.2(d)
Closing	1.2
Company	Preamble
Company Balance Sheet Date	5.7
Company Benefit Plans	5.15(a)
Company Board Recommendation	5.24
Company Contracts	5.16
Company Expenses	11.2(g)
Company IP	5.11(a)
Company Licensed IP	5.11(a)
Company Options	3.4(a)
Company Owned IP	5.11(a)
Company SEC Reports	5.5
Company Stockholder Approval	8.1(b)

Company Warrants	3.4(a)
Continuing Employees	8.17(a)
Current Rollover Persons	Recitals
Debt Commitment Letter	6.7(a)
Debt Financing	8.5(c)
Dissenting Shares	3.3
DOJ	8.3(a)
DOL	5.15(b)
Effective Time	1.3
End Date	10.1(b)
Environmental Permits	5.12
Equity Financing	Recitals
ESPP	3.6
Fairness Opinion	5.23
FTC	8.3(a)
Group	8.2(b)
HoldCo	Recitals
Indemnified Parties	8.10(a)
Insight Entities	Recitals
IRS	5.15(b)
Lender	6.7
Letter of Transmittal	4.1(a)
Loan Agreement	8.16
Merger	1.1
Merger Consideration	3.1(c)
Merger Sub	Preamble
New Plans	8.17(a)
Old Plans	8.17(a)
Option Settlement Payment	3.4(b)
Option Surrender Agreement	3.4(b)
Parent	Preamble
Parent Expenses	11.2(f)
Paying Agent	4.1(a)
Payment Fund	4.1(a)
Rollover Contribution	Recitals
Schedule 13E-3	8.1(a)
Stockholders’ Meeting	8.1(b)
Takeover Laws	5.21
Termination Fee	11.2(b)
Transaction Documents	5.2(a)
Voting Agreement	Recitals
Voting Agreement Persons	Recitals
Warrant Settlement Payment	3.4(c)
Warrant Surrender Agreement	3.4(c)
William Blair	5.22

(b)  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any written or oral Contract, offer or proposal or indication of interest (whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person or Group (other than Parent or any of its Affiliates) with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, reclassification, or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; (ii) any direct or indirect purchase or acquisition by any Person or Group of more than 15% of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; (iii) any direct or indirect purchase of Assets, securities or ownership interests representing an amount equal to or greater than 15% of the fair value of the consolidated Assets of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; or (iv) any liquidation or dissolution of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing Date” means the date on which the Closing occurs.

“Company Common Stock” means the $.01 par value common stock of the Company.

“Company Disclosure Schedules” means the written information entitled “Netsmart Disclosure Schedules” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Company Entities” means, collectively, the Company and all Company Subsidiaries.

“Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of September 30, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, as filed by the Company in the SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) included in the SEC Documents filed with respect to periods ended subsequent to September 30, 2006.

“Company Material Adverse Effect” means an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse impact or effect on (i) the financial position, condition, business assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its material obligations under this Agreement and the other Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby; provided that “Company Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to the Company or the industry in which the Company operates, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries in a significant respect, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (B) changes in GAAP or the interpretations thereof, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (C) compliance with and performance of this Agreement and the transactions contemplated by this Agreement, (D) changes affecting general economic conditions and the industry in which the Company operates except to the extent such change has a disproportionate effect on the Company and its Subsidiaries in a significant respect, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (E) any change in the Company’s stock price or trading volume, in and of itself (it being agreed that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect), or (F) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being agreed that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect).

“Company Stock Plans” means the existing stock option and other stock-based compensation plans of the Company designated as follows: 1993 Long-Term Incentive Plan; 1998 Long-Term Incentive Plan; 1999 Long-Term Incentive Plan; 2001 Long-Term Incentive Plan; 1999 Employee Stock Purchase Plan; and Executive Retirement, Non-Competition and Consulting Plan, as amended.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 17, 2006 between the Company and Insight Venture Management, LLC.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character.

“DGCL” means the General Corporation Law of the State of Delaware.

“Default” means (i) any breach or violation of, default under, contravention of or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, trust, policy, program, practice, custom understanding, arrangement or agreement providing compensation or other benefits for the benefit of any current or former officer, employee, director, retiree or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all codes, Laws (including common Law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) any amendments to the statues, laws or ordinances listed in parts (i) - (x) of this subparagraph; and (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Internal Revenue Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean any and all (x) (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, patents, patent applications, provisional applications, patent equivalents, statutory invention registrations, and any disclosures, revivals, renewals, reissuances, divisions, continuations, continuations-in-part, revisions, extensions, reexaminations, or certifications relating to the foregoing, (ii) trademarks, service marks, trade names, devices, designs, icons, logos, slogans, or Internet domain names, or any other designation of origin, source or sponsorship, together with the goodwill relating to any of the foregoing, (iii) copyrights, copyrightable works, works of authorship, and moral rights, (iv) computer software and programs (excluding commercial, off-the-shelf software), databases, and mask works, and (v) confidential or proprietary information, including trade secrets, know-how, knowledge, technology and technical information, processes, formulae, discoveries, technical advances, designs or design protocols, devices, instructions, specifications, products and methods, as well as (y) any documentation and media constituting, describing or relating to any of the foregoing, and (z) any applications or registrations for any of the foregoing and including the Company Owned IP and the Company Licensed IP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IP Agreements” means any and all agreements to which the Company or its Subsidiaries are a party with a third party governing licenses of any Intellectual Property to or from the Company or its Subsidiaries, other than routine commercial off-the-shelf shrink-wrap or click-through licenses.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the persons listed in Section 11.1 of the Company Disclosure Schedules after due inquiry.

“Law” means any code, law (including common law), ordinance, regulation, treaty reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Real Property” means all real property that is not owned in fee simple by the Company or its Subsidiaries that the Company or its Subsidiaries either occupies or uses or has the right to occupy or use, together with all improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, determinable or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, charge, reservation, restriction, security interest, title retention, deed of trust, option, right of first refusal, defect in title preemptive right or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, (iii) the filing of a filing statement under the Uniform Commercial Code or its equivalent in any jurisdiction or (iv) any agreement by such Person to grant, give or otherwise convey any of the foregoing (each of the Liens referred to in clauses (i) and (ii), a “Permitted Lien”).

“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing or administrative or other proceeding relating to or affecting such a Party.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger Sub Common Stock” means the $0.01 par value common stock of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Material Adverse Effect” means an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse impact or effect on the ability of Parent to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

“Parent Subsidiaries” means the Subsidiaries of Parent and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Party” means any of the Company, Merger Sub or Parent, and “Parties” means the Company, Merger Sub and Parent.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement, as amended or supplemented, used by the Company to solicit the Company Stockholder Approval.

“Real Property” means all real property that is owned by the Company or any of its Subsidiaries, and all of the Company’s or its Subsidiaries’ right, title, and interest in the improvements located thereon, together with all water lines, rights of way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which the Company or any of its Subsidiaries leases any Leased Real Property, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, the IRS, and all other federal, state, county, local, foreign or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any officers, directors, employees, investment banker, financial advisor, attorney, accountant, consultant or other representative, agent or advisor engaged by a Person.

“Rollover Agreements” means those individual agreements entered into by the Rollover Persons and Parent or Holdco, at or prior to the Closing Date, including employment or other agreements related thereto.

“Rolling Persons” means those holders of Company Options or shares of Company Common Stock, including the Current Rolling Persons, to be set forth in a schedule to be delivered by Parent to the Company no later than 5 days prior to the Closing Date.

“Rollover Options” means a number of Company Options held by the Rolling Persons that the Rolling Persons agree, pursuant to the Rollover Agreements shall be cancelled in exchange for options to purchase shares of common stock or other equity interests of Holdco.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Software” means any and all computer programs and software programs (including all source code and object code).

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliates with Parent or Merger Sub and are not members of the Company’s management and are “independent” as defined under applicable rules of the Nasdaq, formed for the purpose of, among other things, evaluating and making a recommendation for the full Board of Directors of the Company (including the Company Board Recommendation) with respect to this Agreement and the transactions contemplated hereby.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned or controlled directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least 75% of the voting securities of the Company or 75% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole, and (ii) with respect to which the Board of Directors of the Company (or the Special Committee) (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory, timing of consummation and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal and (B) determines in its good faith judgment (after consultation with its financial advisors and receiving the advice of outside legal advisors and William Blair, its affiliates or any other financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders (including from a financial point of view) than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors and receiving the advice of outside legal advisors and William Blair, its affiliates or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal). The Company acknowledges and agrees that each successive modification of the financial or other material terms of an Acquisition Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal if such proposal, as modified, otherwise shall satisfy the definition hereof.

“Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, and any Liability imposed by Law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign Law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Termination Fee Acquisition Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) involving the acquisition of at least 35% of the voting securities of the Company or 35% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole.

“Trading Market” means the following markets or exchanges on which the Company Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the OTC Bulletin Board.

(c)  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2	Expenses.

(a)  Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, whether or not the Merger is consummated.

(b)  Notwithstanding the foregoing, if Parent shall terminate this Agreement pursuant to Section 10.1(f) or if the Company shall terminate this Agreement pursuant to Section 10.1(g), then the Company shall pay to Parent an amount equal to three-percent (3.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement Payments payable hereunder (the “Termination Fee”). Payment of the Termination Fee pursuant to this Section 11.2(b) shall be made by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date of termination of this Agreement.

(c)  If (i) either Parent or the Company terminates this Agreement pursuant to Section 10.1(e), (ii) at the time of the Stockholders’ Meeting there shall have been proposed or announced a bona fide Acquisition Proposal and (iii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to such Acquisition Proposal or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(d)  If (i) either Parent or the Company terminates this Agreement pursuant to Section 10.1(b) and (ii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to an Acquisition Proposal that was proposed or announced at the time of termination or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(e)  If (i) Parent shall terminate this Agreement pursuant to Section 10.1(c) and (ii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to an Acquisition Proposal that was proposed or announced at the time of termination or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(f)  In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 10.1(e) or 10.1(b), or if Parent terminates this Agreement pursuant to Section 10.1(c), in each case under circumstances in which the Termination Fee is not payable at the time of such termination pursuant to this Section 11.2, then the Company shall pay, to an account or account designated by Parent, as promptly as possible (and in any event within 2 business days) following receipt of an invoice therefor, all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than one-percent (1.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement Payments payable hereunder; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to this Section 11.2 shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this paragraph (f) of this Section 11.2; provided further, however, that the payment by the Company of the Parent Expenses pursuant to this paragraph (f) of this Section 11.2 shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to this Section 11.2.

(g)  In the event that this Agreement (i) is terminated by the Company pursuant to Section 10.1(c), or (ii) (A) is terminated by the Company pursuant to Section 10.1(b), (B) all conditions to Closing as set forth in Article IX, other than the conditions set forth in Section 9.2(g) with respect to the Debt Financing or Alternative Financing, have been satisfied, (C) all other conditions to the Debt Financing or Alternative Financing have been satisfied (except those conditions solely in control of the Parent, the Insight Entities or the Bessemer Entities and those conditions that are not able to be satisfied solely because the conditions that are solely in control of the Parent, the Insight Entities or the Bessemer Entities have not been satisfied), and (D) the failure to satisfy the conditions set forth in Section 9.2(g) is not caused by any breach of this Agreement by the Company; then the Parent shall pay, to an account or account designated by the Company, as promptly as possible (and in any event within 2 business days) following receipt of an invoice therefor, all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Company Expenses”) as directed by the Company in writing, which amount shall not be greater than one-percent (1.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement payments payable hereunder.

(h)  The Parties acknowledge that the agreement contained in paragraphs (b)-(g) of this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Fee or Parent Expenses payable by it pursuant to this Section 11.2, then the Company shall pay to Parent, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank N.A. from the date such payment was due under this Agreement until the date of payment to the extent the Parent is successful in seeking a judgment or settlement for the payment by the Company of all or a portion of the Termination Fee or Parent Expenses. The Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Transaction Documents or any document or instrument delivered in connection herewith or therewith, the rights set forth in Section 11.2(g) shall be the Company’s or any of its Affiliates’ sole and exclusive remedy against the Parent, Merger Sub or any of their respective Affiliates, with respect to the matters set forth in Section 11.2(g) and with respect to the failure of Parent or Merger Sub to satisfy an obligation due to a failure to obtain the Debt Financing or the Alternative Financing to the extent the conditions precedent set forth in Section 9.2(g) are not available pursuant to the terms thereof, except as otherwise expressly set forth in the equity commitment letters entered into with the Insight Entities and the Bessemer Entities in connection with the Equity Financing.

11.3	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to or shall confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 8.10.

11.4	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Company Stockholder Approval of this Agreement has been obtained; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that requires the further approval of the stockholders of the Company, without such further approval.

11.5	Waivers.

(a)  Prior to or at the Effective Time, Parent, acting through its Board of Directors (or Special Committee, as the case may be), chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)  Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Merger Sub, to waive or extend the time for the compliance or fulfillment by Parent or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c)  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests, and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary or Affiliate of Parent and (ii) Parent or Merger Sub may assign in its or their sole discretion, any of or all its or their rights, interests and obligations under this Agreement to any financing source, but in either case, no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, by courier or overnight carrier, or by facsimile transmission to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Company:	Netsmart Technologies, Inc.
the Company: Netsmart Technologies, Inc.
3500 Sunrise Highway, Suite D-122
Great River, New York 11739
Attention: James Conway
Fax: (631) 968-2123

Copy to Counsel:	Farrell Fritz P.C.
1320 Reckson Plaza
Uniondale, NY 11556-1320
Attention: Nancy Lieberman, Esq.
Fax: (516) 227-0777

Copy to Special
Committee Counsel:	Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention: Edward F. Cox, Esq.
Fax: (212) 336-2222

Parent:	NT Acquisition, Inc.
c/o Insight Venture Management, L.L.C.
680 Fifth Avenue, 8th Floor
New York, NY 10019

Attention: Lawrence Handen
Fax: (212) 230-9272

Copy to Counsel:	O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Ilan S. Nissan, Esq.
Fax: (212) 326-2061

11.8	Governing Law.

Regardless of any conflict of Law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. All actions and proceedings arising out of or relating to this Agreement (including any action or proceeding by a person who is a beneficiary of Section 8.10 to enforce his or her rights thereunder) shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or any federal court sitting in the State of Delaware. The Parties hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any proceeding arising out of or relating to this Agreement brought by any Party or any beneficiary of Section 8.10 and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or the transactions contemplated herein may not be enforced in or by any of the above-named courts.

11.9	Counterparts.

This Agreement may be executed in two or more counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as otherwise provided in Section 11.2(h), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14	Waiver of Jury Trial.

Each Party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated herein. Each Party (a) certifies that no agent or representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated herein, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15	Disclosure Schedules.

Parent and Merger Sub shall be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement only if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedules in sufficient detail and is reasonably apparent to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedules (i) does not represent a determination by the Company that such item is “material” or has, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

NT ACQUISITION, INC.

By:	/s/ Lawrence Handen
Name:	Lawrence Handen
Its:	President

MERGER SUB:

NT MERGER SUB, INC.

By:	/s/ Lawrence Handen
Name:	Lawrence Handen
Its:	President

THE COMPANY:

NETSMART TECHNOLOGIES, INC.

By:	/s/ James L. Conway
Name:	James L. Conway
Its:	CEO

Annex A

John F. Phillips
Gerald O. Koop
James L. Conway
Anthony F. Grisanti
Joseph G. Sicinski
Francis J. Calcagno
John S.T. Gallagher
Yacov Shamash
Kevin Scalia
Alan B. Tillinghast

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NETSMART TECHNOLOGIES, INC.

ARTICLE I

NAME

The name of the corporation (herein called the “Corporation”) is “Netsmart Technologies, Inc.”

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporate Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be of one class, shall be designated Common Stock and shall have a par value of $0.01 per share.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

6.1  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered:

(a)  to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation;

(b)  without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

In addition to the powers and authorities herein or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

6.2  Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

6.3  From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

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ARTICLE VII

CREDITORS MEETINGS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

INTERESTED TRANSACTIONS

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITY

9.1  In anticipation that Insight Venture Partners V, L.P., Bessemer Venture Partners VI L.P. and/or their respective affiliates (each, an “Investor”, and collectively, the “Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor (including service of officers, directors, partners, managers, employees or affiliates of each Investor (collectively, “Investor Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Investors and any Investor Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

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9.2  Except as the Investors may otherwise agree in writing, each Investor shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and no Investor or Investor Person (except as provided in paragraph (c) of this Article IX) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Investor or such Investor Person’s participation therein. In the event that any Investor or Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such Investor or Investor Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Investor or Investor Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Investor pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

9.3  In the event that a director or officer of the Corporation who is an Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Investor, such corporate opportunity shall belong to such Investor, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

9.4  For the purposes of this Article IX, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

9.5  Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

9.6  For purposes of this Article IX only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board required by this Certificate of Incorporation, the affirmative vote of the holders of more than eighty percent (80%) of the voting power of the Common Stock then outstanding, voting together with a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of any Investor or Investor Person, or adopt any provision adverse to the interests of any Investor or Investor Person and inconsistent with, any provision of this Article IX.

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ARTICLE X

INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

10.1  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part hereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, further, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise.

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10.2  Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition whether the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

10.3  Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

10.4  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, of other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

* * * *

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